Exhibit 99.1

DSP Group, Inc. Reports Third Quarter 2013 Earnings

SAN JOSE, Calif., October 31, 2013—DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the third quarter ended September 30, 2013.

Financial Results Highlights:

●	GAAP diluted EPS of $0.02 and non-GAAP diluted EPS of $0.08, both exceeding guidance

●	Realized third consecutive quarter of positive GAAP net income

●	Third quarter revenues of approximately $35.4 million above mid-point of guidance

●	Gross margins of 39% at high end of guidance

●	Non-GAAP net income increased to $1.8 million, reaching 5% of revenues

●	Net cash and cash equivalents increased by $5.3 million to approximately $125 million

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, "We are pleased with our financial performance in the third quarter. Despite softer market demand for cordless telephony products, we managed to surpass the mid-point of our revenue projection and exceeded our guidance in almost every financial metric. Driven by improving margins and a more streamlined cost structure, we achieved our third consecutive quarter of positive GAAP net income.”

Mr. Elyakim added, “We remain firmly on track to meet our stated objective of generating positive operating cash flow for 2013, and continue to successfully execute on our business goals of building a solid foundation for growth and diversifying into new market verticals. We have achieved increasing recognition and acceptance for our new products and technologies as evidenced by successful progression of HDClear into advanced stages of evaluation across several market segments, design wins in VoIP, and field trials and initial revenue generation with ULE.”

Products and Market Highlights:

●	Deutsche Telekom and DSP Group to trial ULE in Deutsche Telekom’s Speedport home gateway targeting smart home services

●	DSP Group’s DVF99 chipset selected by Swissvoice for its home automation over the top gateway

●	China’s leading SIP phone vendor, Yealink, launched three new lines of IP phones based on DSP Group’s VoIP ICs

●	DSP Group’s chipsets power Australia iiNET’s innovative Budii™ Home Gateway, Home Smartphone and Tablet

●	A new U.S. CAT-iq 2.0 certification program opens up a new and exciting market opportunity for DSP Group in the US

Third Quarter Results:

GAAP Results:

Net income for the third quarter of 2013 was $398,000 on revenues of $35,381,000, as compared to net loss of $2,415,000 on revenues of $36,666,000 for the same period last year. Diluted earnings per share (EPS) for the third quarter of 2013 were $0.02 per share, as compared to a loss of $0.11 per share for the third quarter of 2012.

Non-GAAP Results:

Non-GAAP net income and diluted EPS for the third quarter of 2013 were $1,765,000 and $0.08 per share, respectively, as compared to non-GAAP net income of $114,000 and diluted EPS of $0.01 for the third quarter of 2012. Non-GAAP net income and diluted EPS for the third quarter of 2013 excluded the impact of amortization of acquired intangible assets of $418,000 associated with the CIPT and BoneTone acquisitions; equity-based compensation expenses of $1,045,000; and amortization of deferred tax liability related to intangible assets acquired in connection with the acquisition of BoneTone in the amount of $96,000. Non-GAAP net income and diluted EPS for the third quarter of 2012 excluded the impact of amortization of acquired intangible assets of $592,000 associated with the CIPT and BoneTone acquisitions; equity-based compensation expenses of $1,108,000; restructuring expenses of $1,315,000 and a tax benefit of $486,000 resulting from the reversal of an income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations.

Earnings Conference Call:

DSP Group will discuss its third quarter financial results, along with its outlook and guidance for the fourth quarter of 2013, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet. Investors may access the conference call by dialing +1 877 280 2296 (domestic US) or +1 646 254 3362 (international) approximately 10 minutes prior to the starting time. The password is DSP Group. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: http://www.media-server.com/m/p/guskbspc

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 347 366 9565 (domestic US) or +44 203 427 0598 (international) and enter the company access code: 1625252#

For more information, please contact Christopher Basta, Director of Investor Relations, at: Office: 1-408-240-6844, Cell: 1-631-796-5644, Email: chris.basta@dspg.com

Presentation on non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter ended September 30, 2013 to the same period in 2012 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements about the Company's anticipation of meeting its objective of generating positive operating cash flows for 2013, building a solid foundation for growth and diversifying into new market verticals and achieving market recognition and acceptance for its new products and technologies. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including the timing and ability of the consumer electronics market to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the commercial launch of new products; the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; slower than expected change in the nature of residential communications domain; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2012 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$35,381	$36,666	$115,723	$124,361
Cost of revenues	21,576	22,764	70,050	77,970

Gross profit	13,805	13,902	45,673	46,391
Operating expenses:
Research and development, net	8,147	9,632	26,481	33,029
Sales and marketing	2,767	3,502	8,492	11,297
General and administrative	2,576	2,329	9,046	8,160
Amortization of intangible assets	418	592	1,254	1,778
Restructuring expenses	-	1,315	-	2,008

Total operating expenses	13,908	17,370	45,273	56,272

Operating income (loss)	(103)	(3,468)	400	(9,881)

Financial income, net	512	666	1,837	1,732

Income (loss) before taxes on income	409	(2,802)	2,237	(8,149)
Taxes on income (income tax benefit)	11	(387)	(83)	(247)

Net income (loss)	$398	$(2,415)	$2,320	$(7,902)

Net income (loss) per share:
Basic	$0.02	$(0.11)	$0.10	$(0.36)
Diluted	$0.02	$(0.11)	$0.10	$(0.36)

Weighted average number of shares of common stock used in the computation of:
Basic net income (loss) per share	22,522	21,775	22,159	22,025
Diluted net income (loss) per share	23,048	21,775	22,723	22,025

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$398	$(2,415)	$2,320	$(7,902)
Equity-based compensation expense included in cost of revenues	65	72	191	277
Equity-based compensation expense included in research and development, net	474	538	1,412	1,995
Equity-based compensation expense included in sales and marketing	115	173	383	641
Equity-based compensation expense included in general and administrative	391	325	1,147	1,139
Amortization of intangible assets	418	592	1,254	1,778
Amortization of deferred tax liability related to intangible assets	(96)	-	(289)	-
Proxy contest related expenses	-	-	1,403	-
Reversal of an income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statute of limitations	-	(486)	-	(486)
Restructuring expenses	-	1,315	-	2,008
Non-GAAP net income (loss)	$1,765	$114	$7,821	$(550)

Weighted-average number of common stock used in computation of GAAP diluted net income (loss) per share (in thousands)	23,048	21,775	22,723	22,025

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	425	38	408	-

Weighted-average number of common stock used in computation of non-GAAP diluted net income (loss) per share (in thousands)	23,473	21,813	23,131	22,025

GAAP diluted net income (loss) per share	$0.02	$ (0.11)	$0.10	$ (0.36)
Equity-based compensation expense	0.05	0.05	0.14	0.19
Amortization of intangible assets	0.02	0.03	0.05	0.08
Amortization of deferred tax liability related to intangible assets	(0.01)	-	(0.01)	-
Proxy contest related expenses	-	-	0.06	-
Reversal of an income tax contingency reserve	-	(0.02)	-	(0.02)
Restructuring expenses	-	0.06	-	0.09
Non-GAAP diluted net income (loss) per share	$0.08	$0.01	$0.34	$(0.02)

DSP GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$17,271	$21,684
Restricted deposits	76	121
Marketable securities and short term deposits	16,668	20,201
Trade receivables	22,658	20,403
Inventories	13,133	12,916
Other accounts receivable and prepaid expenses	3,932	3,656
Deferred income taxes	92	101
Total current assets	73,830	79,082

Property and equipment, net	3,029	3,706

Long term marketable securities and deposits	91,131	78,333
Severance pay fund	10,802	10,197
Intangible assets and goodwill, net	12,404	13,656
Long term prepaid expenses and lease deposits	152	208
	114,489	102,394

Total assets	$191,348	$185,182

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$13,136	$14,027
Other current liabilities	15,231	15,953
Total current liabilities	28,367	29,980

Accrued severance pay	11,111	10,436
Accrued pensions	1,012	970
Deferred income taxes	1,280	1,569
Total long term liabilities	13,403	12,975

Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	349,468	346,335
Accumulated other comprehensive income (loss)	(626)	988
Less – Cost of treasury stock	(117,042)	(125,724)
Accumulated deficit	(82,245)	(79,394)
Total stockholders’ equity	149,578	142,227
Total liabilities and stockholders’ equity	$191,348	$185,182